SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2005

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-21738	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02 Results of Operations and Financial Condition

On April 1, 2005, we filed a Form 12b-25 with the Securities and Exchange Commission which included the following financial information:

We expect to report net sales of approximately $21 million for the year ended December 31, 2004, compared to net sales of approximately $21.4 million in 2003. Our total operating expenses increased to approximately $9.7 million in 2004 compared to total operating expenses of approximately $4.9 million in 2003. The increase in operating expenses in 2004 was primarily due to the acquisition and integration of our Perpetual digital division and our AirWorks flight support business in 2004 and increased legal, accounting and compliance costs associated with being a public company. As a result, we expect to report a loss from operations of approximately $5 million for fiscal year 2004. In addition, we recorded a non-cash preferred stock dividend of $1.7 million in 2004, relating to the beneficial conversion of a portion of our Series A preferred stock. The foregoing financial information is subject to completion of our audited financial statements to be included in our Annual Report on Form 10-KSB, which we expect to file no later than April 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 1, 2005	GLOBAL EPOINT, INC.

/s/ John Pan
John Pan,
Chief Financial Officer